February 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Sensient Technologies Corporation Form 8-K dated February 24, 2006, and we have the following comments:
1.	We agree with the statements made in the first and second paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP